© Health Catalyst Proprietary. • While health system operating margins continue to be challenged relative to longer-term historical levels, we are encouraged to see operating margins steadily improving in recent months; we anticipate this will be a tailwind related to our bookings metrics in 2024 and beyond. • Our meaningful investment and early rollout of the next-generation of our data platform software is enabling significant increases in scalability and modularity. • As we have seen our end market improve, we have begun to strategically allocate more of our growth resources toward new client and cross-selling efforts, with a focus on Technology, especially with the benefit of our next-generation data platform rollout. • Vitalware Chargemaster Management software solution was recently ranked ‘Best in KLAS’ for 2024, marking the fifth year that Vitalware has achieved this distinction. • Our 10th annual Healthcare Analytics Summit (HAS) conference will be held at the end of February. We anticipate we will host approximately 1,000 attendees, primarily composed of existing and prospective clients; HAS represents a meaningful investment in new client and existing client relationship development. Health Catalyst 2023 Financial Highlights, 2024 Guidance & Key Themes 1 • Q4 2023 Total Revenue: $75.1M; actual results exceeded guidance midpoint (range of $70.1M to $75.1M) • Q4 2023 Adjusted EBITDA: $1.4M; actual results in line with guidance midpoint (range of $0.3M to $2.3M) • FY 2023 Total Revenue: $295.9M; actual results exceeded guidance midpoint (range of $291.0M to $296.0M) • FY 2023 Adjusted EBITDA: $11.0M; actual results in line with guidance midpoint (range of $10.0M to $12.0M) Q4 and FY 2023 Revenue and Adjusted EBITDA 2023 Bookings Performance 2024 Guidance and Forward-Looking Commentary • 2023 Net New DOS Subscription Clients: 11; actual results in line with our previously shared expectations (both in number of net additions and in average ARR per net new client) • 2023 Dollar-Based Retention Rate: 100%; actual results below our forecasted range of 102% - 110%, primarily due to a delay of a few larger Tech-Enabled Managed Services (TEMS) expansion opportunities. One of these TEMS opportunities has recently signed and is slated to begin mid-year. We anticipate we will sign multiple other TEMS expansion opportunities in 2024, but as we have shared previously, precisely predicting the timing of these larger deals can be challenging. • 2024 Total Revenue guidance range: $304M - $312M and Q1 2024 Total Revenue guidance range: $72.5M - $76.5M • 2024 Adjusted EBITDA guidance range: $24M - $26M, representing ~125% growth year-over-year at the midpoint and Q1 2024 Adjusted EBITDA guidance range: $2.0M - $4.0M • As we continue to drive growth, we anticipate improvement in 2024 Net New DOS Subscription Client bookings and Dollar-Based Retention Rate metrics relative to 2023, supported by continued improvement in the operating environment of our end market. • For 2024, we anticipate Net New DOS Subscription Clients in the mid-teens range • For 2024, we anticipate Dollar-Based Retention Rate in the range of 104% - 110% • We have introduced new mid-term and long-term financial targets, as well as provided updates relative to our previously shared financial targets (see related slide). Key Themes Note: We have not reconciled guidance for Adjusted EBITDA or Adjusted EBITDA Margin to net loss or net loss margin, respectively, the most directly comparable GAAP measures, and have not provided forward-looking guidance for net loss or net loss margin, because there are items that may impact net loss and net loss margin, including stock-based compensation, that are not within our control or cannot be reasonably forecasted.